Exhibit 10.13

Rollover Option Agreement

Relating to the grant of an option to acquire shares in Zapp Electric Vehicles Group Limited between

Zapp Electric Vehicles Limited

and

Zapp Electric Vehicles Group Limited

and

Optionholder (as specified in Schedule 1)

(i)

This Agreement is made on the date as specified in Schedule 1

Between:

(1)	Zapp Electric Vehicles Limited (company no. 10870546) whose registered office address is 5 Technology Park, Colindeep Lane, London, England, NW9 6BX (the “Original Grantor”);

(2)

Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number 395443 and whose registered office is at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Company”); and

(3)	Optionholder, as specified in Schedule 1.

Whereas:

(A)	By an agreement made on the date specified in Schedule 1 (the “Original Grant Agreement”), the Original Grantor granted to the Optionholder an option over ordinary shares in the Original Grantor.

(B)

In accordance with the terms of the agreement and plan of merger dated November 22, 2022 between the Company, the Original Grantor and others (the “Merger Agreement”), immediately prior to the Effective Time (as defined in the Merger Agreement), the Company will become the new holding company of the Original Grantor and all shareholders of the Original Grantor will become shareholders of the Company.

(C)

The Optionholder has confirmed that he/she wishes to surrender the Original Option (as defined below) in consideration of the grant of an option by the Company to the Optionholder on the terms set out in this Agreement.

(D)	The Company wishes to grant a replacement option to the Optionholder in consideration of the release of the Original Option on the terms set out in this Agreement.

(E)

The Directors of the Company consider that it is in the best interests of the Company to retain and incentivise the Optionholder and have therefore determined to grant him an option to acquire shares in the capital of the Company on the terms contained in this Agreement.

It is agreed:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following words and expressions shall have the following meanings:

“Acquiring Company”	has the meaning given in Clause 7.1;

“Business Sale”	the completion of an agreement whereby any person (including a firm, company or other entity and acting either alone or in concert with others) becomes entitled to acquire the whole, or substantially the whole, of the Company’s undertaking, business and assets;

“Cessation Date”	the date of the Optionholder’s death or, in the case of the cessation of his employment within the Group, the date on which notice of termination of his employment is given by or to him unless the Directors determine that it shall be a later date before the statutory or contractual expiry of his notice period;

(2)

“Change of Control”

a person (including a firm, company or other entity and acting either alone or in concert with others) who did not own Shares in the Company immediately before obtaining such Control, obtaining Control of the Company other than in the course of a Reorganisation as a result of:

(a)   making an offer to acquire the whole of the issued share capital of the Company which is made on a condition such that, if it is satisfied, that person will have Control of the Company; or

(b)   agreeing to enter into a share sale and purchase agreement with the shareholders of the Company on terms such that that person will obtain Control of the Company on completion;

“Compromise or Arrangement”	a scheme other than a Reorganisation involving the reconstruction of the Company or its amalgamation with any other company or companies pursuant to sections 86 to 88 of the Cayman Islands Companies Act (as amended);

“Company Event”	an event within Clause 6 (Company Event);

“Compulsory Share Purchase”	a person becoming entitled or bound to acquire shares in the Company under section 88 of the Cayman Islands Companies Act (as amended);

“Control”	has the meaning given by section 995 of the Income Tax Act 2007;

“Date of Grant”	means the date specified in Schedule 1;

“Directors”	the board of directors for the time being of the Company or, if applicable, a duly authorised committee of the board;

“Exercise Price”	the price per share at which Shares may be acquired on exercise of the Option in accordance with Clause 2.3;

“Group”	the Company, any company which is the Company’s subsidiary, its holding company or a subsidiary of its holding company (as “subsidiary” and “holding company” are defined by section 1159 of the Companies Act 2006) and “Group Company” shall be construed accordingly;

“Market Value”	the closing price of the Shares on the immediately preceding trading day (as reported on the relevant securities exchange) or if not so reported, the average of the closing bid and ask prices on such day as reported on such securities exchange;

(3)

“Merger Agreement”	has the meaning given in Recital (B);

“New Option”	has the meaning given in Clause 7.1;

“Old Option”	has the meaning given in Clause 7.1;

“Option”	the option granted by this Agreement;

“Option Gain”	means a gain realised upon the exercise, assignment or release of the Option;

“Option Tax Liability”	in relation to an Optionholder, any liability of the Company or any Group Company to account to any tax authority for any amount of, or representing, income tax or any other tax charge levy or other sum, whether under the laws of the United Kingdom or otherwise, which may arise on the grant, vesting, exercise, assignment or release of the Option or the acquisition of Shares pursuant to this Agreement;

“Option Shares”	the Shares referred to in Clause 2.2;

“Original Grant Agreement”	has the meaning given in Recital (A);

“Original Option”	has the meaning given in Schedule 1;

“Reorganisation”	a change of Control or compromise or arrangement under section 86 to 88 of the Cayman Islands Companies Act (as amended) such that the Company’s shares are exchanged for shares or securities in another company and the person or persons who will own the shares and securities in that other company immediately after that exchange will be the same, or substantially the same, as the persons who owned the shares immediately before such change of Control or compromise or arrangement;

“Share”	an ordinary share, with $0.0001 par value, in the capital of the Company;

“Vest”	the Option has become capable of exercise in whole or in part and “Unvested” and “Vested” shall be construed accordingly; and

“Vesting Schedule”	has the meaning given in Schedule 1.

1.2	Interpretation

(a)	Clause headings are for reference purposes only and shall not affect the construction of this Agreement;

(b)	references to any statutory provision are to that provision as amended or re-enacted from time to time; and

(4)

(c)	where the context permits words in the singular shall include the plural and the masculine shall include the feminine and vice versa.

2.	GRANT OF THE OPTION AND RELEASE

2.1	Consideration

(a)

In consideration of the release of the Original Option under Clause 2.1(b) below, the Company grants to the Optionholder the Option, which is an option to acquire the Option Shares at the Exercise Price, on the terms set out in this Agreement.

(b)	In consideration of the grant of the Option under Clause 2.1(a) above, the Optionholder:

(i)	waives all rights the Optionholder has or may have under the Original Option; and

(ii)	releases the Original Grantor from all obligations it has or may have under the Original Option.

2.2	Number of Shares

The number of Shares subject to the Option (“Option Shares”), is as set out in Schedule 1. The number of Option Shares was determined by adjusting the ordinary shares subject to the Original Option in accordance with the ratio at which such shares were exchanged for Company Shares (“Exchange Ratio”), rounded down to the next whole share.

2.3	Exercise Price

The Exercise Price payable is as set out in Schedule 1. The Exercise Price was determined by adjusting the exercise price applicable to the Original Option in accordance with Exchange Ratio, rounded up to the next whole cent.

2.4

[Notwithstanding anything to the contrary herein, except with respect to the change in the number of shares and exercise price, or to the extent it would not result in adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended, no provision herein shall apply to the Option Shares to the extent it provides the option holder with greater benefits than the option holder had under the Original Option.]

3.	NON-ASSIGNABILITY

This Option is not transferable and will lapse on the occasion of any assignment, charge, disposal or other dealing with the rights conveyed by it.

4.	EXERCISE AND LAPSE OF THE OPTION

4.1	When the Option may first be exercised

Subject to Clause 4.3, the Option shall be capable of exercise in whole or in part at any time after it has Vested in accordance with Clause 4.2.

(5)

4.2	Vesting of the Option

Subject to Clauses 4.3 (Lapse of Option), Clause 5 (Death and Cessation of Employment) and Clause 6 (Company Events), the Option shall Vest and be capable of exercise according to the Vesting Schedule, , provided that the Optionholder remains employed within the Group on the relevant vesting date, [unless agreed otherwise by the Company].

4.3	Lapse of the Option

The Option (or any unexercised part) shall lapse on the first to occur of the following:

(a)	the Optionholder failing to comply with his obligations under Clause 3 (Non-Assignability);

(b)

the Cessation Date if: (i) the Optionholder’s employment is terminated by reason of his misconduct; or (ii) the Option is Unvested on such Cessation Date, as provided in Clause 5.2 (Cessation of employment);

(c)	the expiry of the period in Clause 5.1 (Death of the Optionholder);

(d)

save as provided in Clause 7 (Option Rollover) in the case of a Change of Control, Compromise or Arrangement or Compulsory Share Purchase, the expiry of the applicable period in Clause 6 (Company Events) to the extent the Option has not then been exercised;

(e)	the date on which the Optionholder becomes bankrupt or an interim order is made because he intends to propose a voluntary arrangement to his creditors under the Insolvency Act 1986;

(f)	the date on which the Optionholder does or omits to do anything as a result of which he is deprived of the legal or beneficial ownership of the Option;

(g)

the date on which the Optionholder makes or proposes a voluntary arrangement under the Insolvency Act 1986, or any other scheme, or arrangement in relation to his debts, with his creditors or any section of them; and

(h)	the tenth anniversary of the Date of Grant.

5.	DEATH AND CESSATION OF EMPLOYMENT

5.1	Death of the Optionholder

If the Optionholder dies before the Option (or any part of it) has been exercised any Unvested part of the Option shall Vest in full on the date of the Optionholder’s death and his personal representatives may exercise the Option (or any unexercised part) within 12 months after the date of his death.

5.2	Cessation of employment

If the Optionholder ceases to be employed within the Group before the Option (or any part of it) has been exercised by reason of:

(a)	injury, ill-health or disability evidenced to the satisfaction of the Directors;

(b)	redundancy within the meaning of the Employment Rights Act 1996;

(c)	the Group Company or undertaking by which is employed being transferred outside the Group; or

(d)	any other reason apart from misconduct,

(6)

the Optionholder may exercise the Vested part of the Option, while any Unvested part of the Option shall lapse on the Cessation Date. Notwithstanding the above, the Option shall lapse forthwith if the Optionholder commits or is discovered previously to have committed any material breach of any of the obligations set out in his employment agreement or settlement agreement entered into with the Company or any Group Company.

6.	COMPANY EVENTS

6.1	Acceleration of vesting

If there is a Company Event before the Option (or any part of it) has been exercised, the Option (or any part of it) may be exercised in accordance with whichever is applicable of Clauses 6.2 to 6.6 below. The Directors have discretion to determine whether a Company Event will accelerate the vesting of the Options.

6.2	Business Sale

If the Company Event is a Business Sale, the Option (or any unexercised part) may be exercised during the period beginning with the unconditional completion of the relevant agreement or within such period of at least 28 days and not exceeding 90 days afterwards, as the Directors shall decide.

6.3	Change of Control

Save as provided in Clause 7 (Option Rollover), if the Company Event is a Change of Control, the Option (or any unexercised part) may be exercised immediately prior to the Change of Control becoming effective or within such period of at least 28 days and not exceeding 90 days afterwards, as the Directors shall decide.

6.4	Compromise or Arrangement

Save as provided in Clause 7 (Option Rollover), if the Company Event is a Compromise or Arrangement, the Option (or any unexercised part) may be exercised immediately prior to the Court sanctioning the Compromise or Arrangement or within such period not exceeding 90 days afterwards, as the Directors shall decide.

6.5	Compulsory Purchase

Save as provided in Clause 7 (Option Rollover), if the Company Event is a Compulsory Purchase, the Option (or any unexercised part) may be exercised within the period the relevant person remains entitled or bound or such shorter period as the Directors shall decide.

6.6	Winding up

If there is a winding-up of the Company, the Option (or any unexercised part) may be exercised conditionally upon the relevant resolution being passed at any time between the date the notice of voluntary liquidation is filed with the Registrar of Companies and the date the resolution is passed or defeated.

(7)

7.	OPTION ROLLOVER

7.1	Conditions for rollover

Without prejudice to any separate agreement which the parties may enter into in relation to a future exchange of rights concerning the Option, if any company (the “Acquiring Company”) obtains Control of the Company as a result of a Change of Control, Compromise or Arrangement or Compulsory Share Purchase, the Optionholder may, if the Acquiring Company so agrees, be invited to release the Option (the “Old Option”) in consideration of the grant of a new Option (the “New Option”).

7.2	Grant of New Option

A New Option may only be granted:

(a)

if the total Market Value of the Shares which were subject to the Old Option immediately before it is released is equal to the total Market Value of the shares subject to the New Option immediately after it is granted, rounded down to the nearest whole share; and

(b)

if the total amount payable by the Optionholder to acquire all the shares subject to the New Option is equal to the total Exercise Price that would have been paid to acquire all the Shares subject to the Old Option, rounded up to the nearest whole cent.

7.3	General

(a)	a New Option issued in consideration of the release of the Old Option shall be evidenced by a certificate issued by the Acquiring Company; and

(b)	the New Option shall, for all other purposes of this Agreement, be treated as having been acquired at the same time as the released Old Option.

7.4	Effect of a Change of Control etc. on the New Option

The New Option shall not become exercisable, nor shall it lapse, by virtue of the event pursuant to which it was granted.

8.	MANNER OF EXERCISE

8.1	Notice of exercise

The Option shall be exercisable in whole or in part by notice in writing (in the form or substantially in the form of that in the schedule to this Agreement) given by the Optionholder to the Company. The notice of exercise of the Option shall be accompanied by a remittance in cleared funds for the Exercise Price payable or shall comply with such other arrangement for funding the Exercise Price as may be agreed with the Company.

8.2	Allotment of shares

Subject to Clause 8.3 and 8.4 below, within 30 days of the Option exercise the Company shall allot the Shares in respect of which the Option has been validly exercised and update the register of members of the Company to reflect the Optionholder as the holder of the relevant number of Shares pursuant to the foregoing allotment.

8.3	Withholding on account of income tax

If the Company, any other Group Company or any other person is liable to account for any Option Tax Liability to any tax authority, the Company, any other Group Company or such other person may:

(a)	withhold the appropriate amount of Option Tax Liability from the Optionholder’s remuneration; or

(8)

(b)

make such other arrangements as it considers necessary (including without limitation the sale of Shares on behalf of the Optionholder, or the deduction from proceeds of Shares sold before proceeds are distributed to the Optionholder) to finance the amounts due, unless the Optionholder otherwise discharges the liability to the satisfaction of the Directors.

8.4	Tax Indemnity

(a)	The Optionholder shall indemnify the Company, and any other Group Company, against any liability of any person to account for any Option Tax Liability.

(b)

The Company shall not be obliged to issue any Shares pursuant to this Agreement unless and until the Optionholder has paid to the Company such sum as is, in the opinion of the Company, sufficient to indemnify the Company, or any other Group Company in full against any Option Tax Liability.

(c)

The Company shall have the right not to issue to or to the order of the Optionholder the aggregate number of Shares to which the Optionholder would otherwise be entitled but to retain out of such aggregate number of Shares as, in the opinion of the Company, will enable the Company to sell as agent for the Optionholder (at the best price which can reasonably expect to be obtained at the time of sale) to raise sufficient monies out of the net proceeds of such sale, after deduction of all fees, commissions and expenses incurred in relation to such sale, to satisfy the Optionholder’s liability under the indemnity in clause 8.4(a) hereof.

8.5	Other exercise conditions

The Directors may make it a condition of the exercise of the Option that the Optionholder agrees to adhere to the terms of any shareholders’ or lock-in (or similar) agreement which may exist, or which it is intended to implement at the date the Option is exercised, among some or all of the shareholders of the Company from time to time.

8.6	No exercise if conditions not met

The exercise of the Option (in whole or in part) shall not be permitted unless the Directors are satisfied at the relevant time that all conditions relating to such exercise pursuant to this Agreement have been met.

9.	VARIATION OF SHARE CAPITAL

If there is any variation of the Company’s share capital (including by way of capitalisation issue, rights issue, subdivision, consolidation or reduction) the Exercise Price and the number of Shares subject to the Option may be adjusted in such manner as the Directors of the Company consider to be fair and reasonable provided that the total amount payable on the exercise of the Option shall not be increased and, if Shares are to be issued on the exercise of the Option, the Exercise Price per Share is not reduced below its nominal value. The Company shall give notice of any such adjustment to the Optionholder.

(9)

10.	ADMINISTRATION

10.1	Discretion to be exercised fairly and reasonably

When exercising any of the discretions conferred on them by this Agreement the Directors must act fairly and reasonably.

10.2	Directors’ decisions to be final and binding

The decision of the Directors shall be final and binding in all matters relating to this Agreement.

10.3	Provision of documents to the Optionholder

The Company may, but shall not be obliged to, provide the Optionholder with copies of any notices, circulars or other documents provided to shareholders of the Company.

10.4	Data protection

The Company may collect and process information relating to the Optionholder for the purposes of this Agreement. Such collection and processing will be effected in accordance with the Company’s employee privacy policy, as the same may be in effect from time to time.

11.	GENERAL

11.1	Availability of Shares to satisfy the Option

The Company will at all times keep available sufficient authorised and unissued Shares, or shall ensure that sufficient Shares will be available, to satisfy the exercise of the Option taking account of any other obligations of the Company to issue Shares.

11.2	Ranking of Shares

Shares allotted on the exercise of the Option shall rank equally in all respects with the Shares of the same class for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of allotment.

11.3	Relationship with contract of employment and exclusion of liability

Notwithstanding any other provision of this Agreement:

(a)

the Optionholder shall not be entitled, and by accepting this Option he shall be deemed to have waived any possible entitlement, to any compensation for any loss he may suffer as a result of the exercise by the Directors of any discretion given to them in accordance with this Agreement, or the failure by the Directors to exercise any such discretion, even if such exercise or failure to exercise constitutes a breach of contract by the Company or a breach of any other duty owed by the Company or gives rise to any other claim whatsoever; and

(b)

if the Optionholder shall cease to be employed within the Group for any reason whatsoever, including as a result of being wrongfully or unfairly dismissed, he shall not be entitled, and by accepting the Option he shall be deemed to have waived any possible entitlement, to any sum or benefit to compensate him for any loss or curtailment of any right or benefit accrued or in prospect under this Agreement, and no such loss or curtailment shall form part of any claim for damages for breach of the Optionholder’s contract of employment or compensation for unfair or wrongful dismissal or any other claim whatsoever.

(10)

11.4	Amendments

This Agreement may be amended in any respect if both the Company and the Optionholder agree in writing.

11.5	Notices

Any notice or other communication required or to be made in connection with the Option shall be in writing and shall be delivered personally, sent by pre-paid first class post, recorded delivery post, commercial courier or fax or email (but fax and email communications shall only be treated as having been validly sent if the sender has an appropriate confirmation of receipt).

11.6	Counterparts

This Agreement may be executed in any number of counterparts, but shall not be effective until each party has signed at least one counterpart. Each executed counterpart shall constitute an original of this Agreement but all the counterparts together will constitute one and the same instrument. Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement.

11.7	Governing law

This Agreement and the Option shall be governed by and construed in accordance with the laws of England and Wales and the courts of England and Wales shall have exclusive jurisdiction to hear any claim or dispute arising out of it.

(11)

In Witness of which this Agreement has been executed and delivered by the parties on the above date.

Executed as a Deed by

Zapp Electric Vehicles Limited

acting by a Director, in the presence of	}
Name: Title: Director

Witness’ signature:

Witness’ name (in Block Capitals):

Witness’ address:

Executed as a Deed by

Zapp Electric Vehicles Group Limited

acting by a Director, in the presence of	}
Name: Title: Director

Witness’ signature:

Witness’ name (in Block Capitals):

Witness’ address:

Signed as a Deed for and on behalf of [Name of Optionholder] in the presence of:

Witness’ signature:

Witness’ name (in Block Capitals):

Witness’ address:

(12)

Schedule 1

OPTION AGREEMENT

Date of Agreement:	[Insert date of this Agreement]

Optionholder:	[Insert name of optionholder]

Optionholder’s Address:	[ ⚫ ]

Date of Original Grant Agreement:	[Insert date of the original ESOP agreement]

Date of Grant:	[Insert date of the original grant]

Original Option:	the option granted pursuant to the terms of the Original Grant Agreement over [ ⚫ ] ordinary shares in the capital of the Original Grantor, with an exercise price of £[ ⚫ ] per ordinary share

Number of Shares underlying Option:	[ ⚫ ] Shares

Exercise Price:	$[ ⚫ ] per Share

Vesting Schedule:	As detailed below

Vesting Date	Percentage of Option treated as Vested
Date of Grant	[	⚫ ]%*
First anniversary of Date of Grant	[	⚫ ]%*
Second anniversary of Date of Grant	[	⚫ ]%*
Third anniversary of Date of Grant	[	⚫ ]%

(*) Rounded down to the nearest share

(13)

Schedule 2

ZAPP ELECTRIC VEHICLES GROUP LIMITED - NOTICE OF EXERCISE OF OPTION

To:	The Directors, Zapp Electric Vehicles Group Limited (the “Company”)

1.

I hereby exercise the option (the “Option”) granted to me by an option agreement (the “Option Agreement”) dated [ ⚫ ] and made between the Company and me in respect of, and subscribe for, [ ⚫ ] ordinary shares, par value $0.0001 per share, of the Company (the “Option Shares”) subject to it.

2.	I enclose a remittance in respect of the exercise price of $[ ⚫ ] and/or other completed documentation relating to other arrangements for payment of the exercise price agreed with the Company.

3.	I request you to allot to me the Option Shares and I agree to subscribe for such Option Shares subject to the memorandum and articles of association of the Company.

4.

If, as a result of the exercise of the Option, a tax liability (“Tax”) arises and the Company, any other Group Company or any other person is liable to account for this on my behalf, to the extent it is recoverable from me I wish to meet this liability by:

•	authorising the Company or other entity which is my employer or former employer to deduct the Tax from my next salary payment;

•	authorising the Company, any other Group Company or any such person to make such other arrangements as it considers necessary to finance the amounts due.

5.	I hereby agree to indemnify the Company, and any other Group Company, against any liability of any person to account for any Tax relating to the Option.

Name of Optionholder	Signature of Optionholder

Date

(14)